Exhibit (a)(1)(i)
Offer to Purchase for Cash All Outstanding Options to Purchase Shares of CAS Medical Systems, Inc. Common Stock
THE TENDER OFFER AND WITHDRAWAL RIGHTS DESCRIBED BELOW WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 17, 2019 UNLESS THE
TENDER OFFER IS EXTENDED BY CAS MEDICAL SYSTEMS, INC.
CAS Medical Systems, Inc., a Delaware corporation, which we may refer to throughout this offer as we, us, the Company or CASMED, upon the terms and subject to the conditions set forth in this offer to purchase outstanding stock options and the accompanying election form, hereby offers to purchase for cancellation all outstanding options to purchase shares of our common stock, $0.004 par value per share, whether or not vested, in exchange for the option payment as described below. The offer is limited to outstanding vested and unvested options to purchase shares of our common stock granted under our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan and 2018 Equity Incentive Plan, and pursuant to inducement option agreements, each of which options we refer to throughout this offer as eligible options. Upon the completion of the offer, for each eligible option (whether vested or unvested) that has not expired, been exercised or withdrawn from the offer, we will pay to the tendering option holder the “option payment.” The per share option payment shall equal the greater of  (i) the amount, if any, by which $2.45 exceeds the exercise price (the “spread”), or (ii) $0.10. The option payment will be made in cash, without interest, and reduced in each case by any applicable tax withholding. There are no eligible options with a spread of less than $0.10 per share. Eligible options with an exercise price that exceeds $2.45 may be referred to as “underwater options.” Our directors and executive officers are not eligible to receive payments with respect to underwater options. Unless the context otherwise requires, all references to shares mean our common stock.
This offer is being made in connection with the proposed merger of the Company with Crown Merger Sub, Inc., which we refer to as Merger Sub, a wholly owned subsidiary of Edwards Lifesciences Holding, Inc., which we refer to as Edwards, pursuant to which each outstanding share of our common stock will be converted into the right to receive $2.45 in cash. In connection with the merger, we have agreed with Merger Sub and Edwards to take all actions necessary to provide that at the effective time of the merger, each of the eligible options, whether or not then exercisable or vested, will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Edwards and to us, and the holders of such options will be entitled to receive the applicable option payment, if any.
Thus, holders of eligible options with an exercise price less than or equal to $2.45 will benefit by the amount of the spread. However, some of the eligible options have exercise prices greater than $2.45 per share. The holders of such eligible underwater options will not be able to realize any benefit from the merger other than the $0.10 per option we are offering pursuant to this offer. Further, it is a condition to the consummation of the merger that all options be terminated prior to the merger, but pursuant to our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan and 2018 Equity Incentive Plan and inducement stock option agreements, the eligible options cannot be cancelled by us without the consent of the option holder. Therefore, we are making this offer to purchase the eligible options for the applicable option payment, net to the seller in cash, without interest.
The consummation of this offer is conditioned upon and is expected to occur simultaneously with the completion of the merger.
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OPTION HOLDERS ELECTING TO PARTICIPATE IN THIS OFFER OR ON ANY MINIMUM TOTAL NUMBER OF ELIGIBLE OPTIONS BEING TENDERED. HOWEVER, PARTICIPATION IN THE OFFER WILL REQUIRE AN OPTION HOLDER TO TENDER ALL OF HIS OR HER ELIGIBLE OPTIONS IN THE OFFER, AND THE OFFER IS FURTHER SUBJECT TO THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE, INCLUDING THE CONSUMMATION OF THE MERGER. SEE “THE OFFER — CONDITIONS.”
Although the offer is not conditioned on any minimum number of option holders electing to participate, a condition to the consummation of the merger is that all eligible options have tendered. As we will not consummate the offer unless the merger is consummated, this may have the effect of being a condition of the offer.

Any holder who desires to participate in this offer and tender all of his or her eligible options should complete and sign the election form, or a copy of it, and hand deliver, mail, deliver or send by facsimile or email (PDF) transmission the manually signed election form or copy, to the address, facsimile number or email address listed below. See “The Offer — Procedures for Tendering Eligible Options.”
Our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and its stockholders. Our board of directors has also approved this offer and recommends that you tender your eligible options for cash pursuant to this offer. For a discussion of the significant consequences of your decision not to tender, see “Significant Consequences to Non-Tendering Option Holders.”
This offer to purchase is dated March 15, 2019. You should not assume that the information contained in this offer to purchase is accurate as of any date other than March 15, 2019, and the delivery of this offer to purchase shall not, under any circumstances, create an implication that there has been no change in our affairs since March 15, 2019 or that the information herein is correct as of any time subsequent to such date.
Completed election forms and questions and requests for assistance or for additional copies of this offer to purchase or the related election form may be directed to CAS Medical Systems, Inc., 44 East Industrial Road, Branford, Connecticut 06405, Telephone: (203) 488-6056, Attention: Jeffery A. Baird, Chief Financial Officer.
Offer to purchase dated March 15, 2019.

IMPORTANT
If you agree to tender your eligible options, you must complete and sign the election form accompanying this offer to purchase in accordance with its instructions, and deliver it by hand, mail, facsimile or email (PDF), together with any other documents required by the election form to:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, Connecticut 06405
Attention: Jeffery A. Baird
Telephone: (203) 488-6056
Facsimile: (203) 315-6381
E-mail: jbaird@casmed.com
We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, any holder residing in any such jurisdiction.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO TENDER, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO TENDER AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE MAY REFER TO IN THIS OFFER AS THE SEC, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED WHETHER THE INFORMATION IN THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the tender offer to the same extent that they are described elsewhere in this offer to purchase. We encourage you to read this entire document and the related election form because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.
THE OFFER.   You are being offered the opportunity to tender all, but not less than all, of your options to purchase shares of our common stock that were granted to you under our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan, or inducement stock option agreements. If you elect to participate in this offer, upon completion of the offer, all of your eligible options will be cancelled in exchange for the payment described below. See “The Offer.”
PAYMENT FOR YOUR ELIGIBLE OPTIONS.   Unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option tendered that has not previously expired or been exercised or withdrawn from the offer, we will pay to the option holder the “option payment” and then cancel the option. The per share option payment shall equal the greater of  (i) the amount, if any, by which $2.45 exceeds the exercise price, or (ii) $0.10. The option payment will be made in cash, without interest, and reduced in each case by any applicable tax withholding. Our directors and executive officers are not eligible to receive a payment with respect to any underwater options. See “The Offer.”
DURATION OF THE OFFER.   The offer will expire at 5:00 p.m., New York City time, on April 17, 2019, unless we choose to extend the offer or to terminate the offer before that time. Subject to applicable laws and the terms described in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. See “The Offer.”
CONDITIONS OF THE OFFER.   This offer is not subject to participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer and the offer is conditioned upon, among other conditions, the consummation of the merger. Although the offer is not conditioned on any minimum number of option holders electing to participate, a condition to the consummation of the merger is that all eligible options have tendered. As we will not consummate the offer unless the merger is consummated, this may have the effect of being a condition of the offer. See “The Offer — Conditions.”
CONSEQUENCES OF FAILURE TO TENDER.   If you choose not to participate in this offer and do not agree to tender all of your eligible options, and if Edwards and Merger Sub elect to consummate the merger without all eligible options being tendered, the eligible options will remain outstanding in accordance with their current terms and conditions, including those relating to expiration. However, if the merger is consummated, we will no longer be a public company and our common stock will no longer be traded on the Nasdaq Capital Market, which we may refer to throughout this offer as Nasdaq. If you retain your eligible options following the merger, those options will be fully vested and exercisable, and you will retain the right to exercise them to the extent provided by the current terms and conditions of the options, but you will not be entitled to receive the option payment being made under this offer nor will you be able to receive any portion of the consideration paid for shares of our common stock in the merger. See “Significant Consequences to Non-Tendering Option Holders.”
PURPOSE OF THE OFFER.   We have entered into a merger agreement with Merger Sub, a subsidiary of Edwards, and Edwards, pursuant to which we will be merged with and into Merger Sub and each outstanding share of our common stock will be converted into the right to receive $2.45 in cash. It is a condition to the consummation of the merger that all options be cancelled prior to the merger. Because our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan and inducement stock option agreements do not permit us to terminate options in the context of a transaction such as the merger without the consent of the option holders, we are making this offer in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger, whether or not the exercise price of the option exceeds the $2.45 per share merger consideration. We are also making this offer in order to ensure that no options to purchase shares of our stock will remain outstanding following the merger. See “The Offer — Purpose of the Offer.”

TREATMENT OF ELIGIBLE OPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS.   Our directors and executive officers are eligible to participate in the offer with respect to their eligible options with an exercise price below $2.45 per share. If the merger is completed, we will purchase their tendered eligible options with an exercise price below $2.45 per share on the same terms offered to any other holder of eligible options. However, our executive officers and directors have agreed to terminate each of their eligible options with an exercise price in excess of  $2.45 without compensation. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of March 15, 2019, such persons, as a group, beneficially owned a total of 1,642,000 eligible options under the 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan and inducement option agreements, which represented approximately 53.9% of all eligible options outstanding as of that date. See “The Offer —  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options.”
HOW TO PARTICIPATE IN THE OFFER.   If you would like to participate in the offer and tender all of your eligible options, you should complete and sign the election form accompanying this offer to purchase, or a copy of that form, and return it to us at the address or facsimile number or email address listed on the front page of this offer to purchase. In order to participate in the offer, you must properly complete the election form and return it to us before the expiration of the offer. See “The Offer —  Procedures for Tendering Eligible Options.”
WITHDRAWAL FROM THE OFFER.   If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration of the offer at the address, email or facsimile number listed on the front page of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options being withdrawn from the offer. Even if you deliver a notice of withdrawal to us, you may still re-tender your eligible options by delivering to us another completed election form prior to the expiration of the offer. See “The Offer —  Withdrawal Rights.”
TAX CONSEQUENCES OF THE OFFER.   If you are subject to U.S. taxes and you elect to participate in this offer and tender your eligible options, upon completion of the offer you will have ordinary compensation income which, if you are an employee or former employee, will be subject to U.S. federal, and possibly state and local, withholding. If you do not elect to participate in this offer, you will not have any current tax consequences as a result of the offer. See “Material U.S. Federal Income Tax Consequences.” WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.
CONTACT FOR QUESTIONS.   If you have any questions about the offer or any of the matters described in this offer to purchase or the election form, you should contact the following person at the address or telephone number indicated: CAS Medical Systems, Inc., 44 East Industrial Road, Branford, Connecticut 06405, Telephone: (203) 488-6056, Attention: Jeffery A. Baird, Chief Financial Officer, Email: jbaird@casmed.com; Facsimile: (203) 315-6381.

QUESTIONS AND ANSWERS ABOUT THE OFFER
The following questions and answers briefly address some commonly asked questions about the offer. They may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase and election form.
Who is offering to purchase my options?	CAS Medical Systems, Inc.
Which options are eligible to be tendered for a cash payment?	We are offering to purchase for a cash payment all outstanding vested and unvested options to purchase shares of our common stock granted under our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan, and inducement stock option agreements.
What will be the purchase price for the options?	If you elect to participate in the offer, then unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option (whether vested or unvested) that has not previously expired or been exercised or withdrawn from the offer, we will pay the option payment and then cancel the option. The per share option payment shall equal the greater of (i) the amount, if any, by which $2.45 exceeds the exercise price, or (ii) $0.10. The option payment will be made in cash, without interest, and reduced in each case by any applicable tax withholding. Directors and executive officers are not eligible to receive payments with respect to underwater options.
May I tender an option that I have already exercised?	No. Only outstanding, unexercised options are eligible to be tendered under the offer. If you have previously exercised an eligible option in part and the remaining unexercised portion of that option is outstanding, such remaining portion may be tendered under the offer.
Have we or our board of directors adopted a position on the offer?	Our board of directors has approved this offer and recommends that you tender your eligible options pursuant to this offer. In addition, our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, us and our stockholders.
How long will the offer remain open and can the offer be extended or terminated prior to that time?	The offer will expire at 5:00 p.m., New York City time, on April 17, 2019, unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer. Subject to applicable laws and the terms we describe in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.
How will I be notified if CASMED extends the tender offer or amends the terms of the tender offer?	If we decide to extend the offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the then-scheduled expiration date. We will announce any amendment to the offer by making a public announcement of the amendment and/or filing amended offer documents with the SEC. We post our press releases and filings with the SEC on our website at www.fore-sight.com.
Are there any conditions to completion of this tender offer?	Yes. While the offer is not conditioned upon a minimum number of option holders electing to participate in this offer or on any minimum total number of eligible options being tendered, participation in the offer will require an option holder to tender all of his or her eligible options in the offer. Because the offer will not be completed if the merger is not consummated, the offer is further subject to the satisfaction or waiver of the conditions to the merger described in this offer to purchase.
Why is CASMED making the offer?	We have entered into a merger agreement with Merger Sub and Edwards, pursuant to which we will be merged with and into Merger Sub and each outstanding share of our common stock will be converted into the right to receive $2.45 in cash. Pursuant to the merger agreement, we have agreed with Merger Sub and Edwards to provide that at the effective time of the merger, each of the eligible options will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Edwards and to us, and the holders of such options will be entitled to receive the applicable option payment. We are making this offer in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger. We are also making this offer in order to ensure that no options to purchase shares of our stock will remain outstanding following the merger, because our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan and inducement stock option agreements do not unilaterally permit us to terminate the eligible options in the context of a transaction such as the merger.
What happens if the merger agreement is terminated?	If the merger agreement is terminated, we will terminate this offer and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to purchase shares of our common stock under the same terms, conditions and stock option plans and agreements as applied before the offer.
Will our executive officers or directors participate in this offer?	Our directors and executive officers are eligible to participate on the same terms offered to any other holder of eligible options. However, our executive officers and directors have agreed to terminate each of their options with an exercise price in excess of $2.45 without compensation.
When will payment be made?	Subject to the terms and conditions of the offer, payment for eligible options purchased will be made promptly after expiration of the offer.
How do I participate in the offer and tender my eligible options?	If you decide to participate in the offer and tender your eligible options, you must return to us, before the expiration date, a properly completed and signed election form, or a copy of that form, at the address or facsimile number or email address listed on the front page of this offer to purchase. We may reject any election form delivered to us to the extent that we determine in our discretion it is not properly completed or to the extent we believe it would be unlawful to accept the tendered options. If you do not properly complete, sign and deliver to us the election form before the expiration date of the offer, it will have the same effect as if you rejected the offer.
Do I have to pay a commission if I agree to tender my eligible options?	No. There is no commission if you tender your eligible options.
Once I have tendered options in the offer, can I withdraw my tendered options?	Yes. You may withdraw the tender of your eligible options at any time before the expiration date. To withdraw previously tendered eligible options, you must notify us in writing at the address, facsimile number or email address on the front pages of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. However, you may tender your eligible options again before the expiration date by following the proper tendering procedures. We may reject any notice of withdrawal delivered to us to the extent that we determine in our discretion it is not properly completed. If you previously have properly completed, signed and delivered an election form to us and you do not properly complete, sign and deliver to us a notice of withdrawal before the expiration of the offer, it will have the same effect as if you accepted the offer.
What will happen to my eligible options if I do not tender my eligible options in the offer?
If you choose not to tender your eligible options, they will remain outstanding in accordance with their original terms and conditions, including terms relating to expiration. In addition, if the merger is consummated, the options will become fully vested and exercisable. However, if the merger is consummated, we will no longer be a public company and our common stock will no longer be traded on Nasdaq or any other stock market. As a result, your eligible options will be options to purchase shares of common stock of a company:
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for which there is no public trading market;

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that will no longer make filings with the SEC; and

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that will not be required to comply with the SEC’s rules relating to publicly-held companies.

If you retain your eligible options following the merger, although you will retain the right to exercise your eligible options to the extent provided by the current terms and conditions of the options, you will not be entitled to receive the option payment being made under this offer. See “Significant Consequences to Non-Tendering Option Holders.”
What happens if my eligible options expire prior to the expiration date of the offer?	We will only accept for cancellation and purchase those eligible options that are still outstanding on the expiration date of the offer. Any eligible option that expires by its terms before the expiration date of this offer will not be considered outstanding, and no payment will be made for those eligible options pursuant to this offer. Because of the possibility that we may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, it is your responsibility to decide whether to exercise any of your eligible options before they expire, whether or not you have tendered them pursuant to this offer.
Can I exercise my eligible options after I have tendered them?	Even if you tender your eligible options in this offer, you may still exercise any of your eligible options to purchase shares of our common stock at any time up to the expiration date of this offer by following the procedures for exercise set forth in the terms and conditions of your eligible options.
What happens if I exercise my eligible options into CASMED common stock prior to the expiration date of the offer?	If you exercise your eligible options prior to the expiration date of the offer according to the terms and conditions of your eligible options, even if you have already tendered your options in this offer, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares, each share of our common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $2.45 in cash (unless you successfully assert appraisal rights under Delaware law as described in our proxy statement relating to the special meeting of stockholders to be held on April 18, 2019).

What happens if my employment with CASMED terminates prior to the expiration date of the offer?	If your employment with CASMED terminates during the pendency of the offer and your options remain exercisable, you will continue to be permitted to tender your options in the offer until such time as your options are no longer exercisable, at which time they will terminate and be of no further force or effect.
How will CASMED pay for the tendered eligible options?	We will pay approximately $2,307,695 before fees and expenses if we purchase all of the eligible options that are currently outstanding pursuant to this offer. We expect to obtain these funds from our cash on hand at or immediately prior to the merger.
What are the U.S. federal income tax consequences if I tender my shares?	If you elect to participate in the offer and your eligible options are accepted for cancellation, and you receive the option payment for your cancelled eligible options, you will have ordinary compensation income equal to the option payment. To the extent applicable, taxes will be withheld from any payment made to employees and former employees in this offer.
What is the recent market price of the eligible options and the common stock into which the eligible options are exercisable?	Because the options generally are not transferable, there is no market price for the eligible options. However, each vested eligible option may be exercised to purchase one share of our common stock at the designated exercise price for that eligible option. On March 14, 2019, the last reported sale price of our common stock was $2.43 per share.
Who can help answer my questions about the offer?	You may contact a representative of CASMED at the address and the phone number listed on the front pages of this offer to purchase if you have any questions or requests for assistance or for additional copies of this offer to purchase or the election form.

FORWARD-LOOKING STATEMENTS
This offer to purchase, and the documents to which we refer you in this offer to purchase, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include, among others, information concerning the possible or assumed future results of operations of CASMED, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this offer to purchase. Forward-looking statements can be identified by words such as “believes,” “expects,” “predicts,” “estimates,” “anticipates,” “continues,” “contemplates,” “projects,” “intends,” “may,” “will,” “could,” “should” or “would” or similar expressions, or by discussion of competitive strengths or strategy that involve risks and uncertainties. These statements, which are based on information currently available to us, are not guarantees of future performance, actual outcomes or developments and may involve risks and uncertainties that could cause our actual outcomes, developments, growth, results of operations, performance and business prospects and opportunities to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this offer to purchase, these statements are subject to risks, uncertainties, and other factors, including, among others:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

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the outcome of any legal proceeding that has been or may be instituted against CASMED and others relating to the merger agreement;

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the inability to complete the merger due to the failure to obtain stockholder approval, the failure to obtain regulatory approvals or the failure to satisfy other conditions to consummation of the merger;

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the failure of the merger to close for any other reason;

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the risk that the merger agreement may be terminated in circumstances requiring us to pay Edwards a termination fee of  $3.5 million or reimburse Edwards for up to $1.0 million in transaction expenses;

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risks that the proposed transactions disrupt current business plans and operations and the potential difficulties in attracting and retaining senior management or employees as a result of the merger;

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business uncertainty and contractual restrictions during the pendency of the merger;

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the fact that under the terms of the merger agreement, we are unable to solicit other Company acquisition proposals during the pendency of the merger;

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the diversion of management’s attention from ongoing business concerns;

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the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

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the amount of the costs, fees, expenses and charges related to the merger;

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the timing of the completion of the merger and the impact of the merger on our indebtedness, capital resources, cash requirements, profitability, management resources and liquidity;

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the risk that our stock price may decline significantly if the merger is not consummated;

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the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others;

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risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment;

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the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company;

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the effects of a recession in the United States or other parts of the world and general downturn in the economy, including the illiquidity in the debt/capital markets; and

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other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. See “Available Information.”

The forward-looking statements contained in this offer to purchase speak only as of the date on which such statements were made and we undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.
We do not assume responsibility for the accuracy and completeness of forward-looking statements. Any or all of the forward-looking statements contained in this offer to purchase and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed above and under the caption “Risk Factors” of our most recent filings on Forms 10-K, 10-Q and 8-K.
We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this offer to purchase might not occur.

SIGNIFICANT CONSEQUENCES TO NON-TENDERING OPTION HOLDERS
You should consider the following significant consequences to non-tendering eligible option holders when making a decision about whether or not to tender your eligible options. If you choose not to tender your eligible options in this offer, they will remain outstanding and may continue to be exercised in accordance with their current terms and conditions, including terms relating to expiration, but you will not be entitled to receive the option payment being made under this offer. Furthermore, unless your eligible options are surrendered for cancellation or are exercised prior to closing, you will not receive any payment or other consideration for your eligible options pursuant to the merger agreement.
If you exercise your eligible options prior to the expiration date of the offer according to the current terms and conditions of your eligible options, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares, each share of our common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $2.45 in cash (unless you successfully assert appraisal rights under Delaware law as described in our proxy statement relating to the special meeting of stockholders to be held on April 18, 2019).
If you choose not to tender your eligible options in this offer and you do not exercise your eligible options before the consummation of the merger and the merger is then completed, we will no longer be a public company and our common stock will no longer be traded on the Nasdaq or any other stock market. As a result, your eligible options will be vested options to purchase shares of common stock of a company:
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for which there is no public trading market;

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that will no longer make filings with the SEC; and

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that will not be required to comply with the SEC’s rules relating to publicly — held companies.

If you were to exercise your eligible options after the merger, you would be required to pay in cash: (i) your option exercise price(s), and (ii) income and employment taxes applicable to your option spread. These cash payments would be required even though, at the time of exercise, you may not be able to sell the shares acquired upon option exercise as there would likely not be any market for the shares.

THE OFFER
Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash any and all outstanding options, whether vested or unvested, to purchase shares of our common stock granted under our 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan or inducement stock option agreements. Upon the completion of the offer, for each eligible option (whether vested or unvested) that has not expired, been exercised or withdrawn from the offer, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied or waived such that it expires without us accepting any eligible options for payment, we will pay to the option holder the “option payment” and then cancel the eligible option. The per share option payment shall equal the greater of  (i) the amount, if any, by which $2.45 exceeds the exercise price, or (ii) $0.10. The option payment will be made in cash, without interest, and reduced in each case by any applicable tax withholding. Our directors and executive officers are not eligible to receive payments with respect to underwater options.
The time by which option holders must tender their eligible options in order to be eligible to receive payment pursuant to the offer will be 5:00 p.m., New York City time, on April 17, 2019, unless extended, which we call the “expiration date.” Any extension will be announced in a public announcement. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “Extension, Amendment and Termination of the Offer.” Payment for eligible options tendered in accordance with the offer will be made promptly after the expiration date of the offer. See “— Acceptance of and Payment for the Eligible Options.”
Purpose of the Offer
This offer is being made in connection with the proposed merger of us with Merger Sub, pursuant to the merger agreement, dated February 11, 2019, by and between us, Edwards and Merger Sub. See “The Merger — General.” In connection with the merger, we have agreed with Merger Sub and Edwards to provide that at the effective time of the merger, each of the eligible options will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Edwards and to us, and the holders of such options will be entitled to receive the option payment.
We are making this offer to you in connection with the merger agreement in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger. We are also making this offer in order to ensure that no options to purchase shares of our stock will remain outstanding following the merger. Options granted pursuant to 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan and inducement stock option agreements may not be terminated by us in the context of a transaction like the merger without the consent of the option holder.
Conditions
The offer is not conditioned on participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer, and the offer is conditioned upon, among other conditions, the consummation of the merger. The merger is subject to several conditions which are described under “The Merger — Conditions to Consummation of the Merger.” If one or more of these conditions occurs, we will not be required to accept any eligible options that have been tendered in the offer. These conditions to the merger are subject to waiver in accordance with the terms of the merger agreement.
In addition to the condition that the merger be completed as described above, and subject to the rules under the Securities Exchange Act of 1934, as amended, which we refer to throughout this offer to purchase as the “Exchange Act,” we may extend, terminate or amend the offer, if on or before the expiration date, any action or proceeding is threatened or pending that directly or indirectly challenges the making of the offer, or any other event has occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or accept and cancel the eligible options tendered to us. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.

Procedures for Tendering Eligible Options
For an option holder to participate in this offer and validly tender his or her eligible options, a properly completed and duly executed election form, or facsimile of the form, with any other required documents, must be received by us at or prior to 5:00 p.m., New York City time, on the expiration date at the address or the facsimile number or email address listed on the front pages of this offer to purchase, unless we extend the offer beyond that time, in which case you may tender your eligible options at any time until the extended expiration of the offer. We will accept a copy of your election form sent by hand delivery, mail, facsimile or email (PDF). You do not need to return your stock option agreement(s) for your eligible options to effectively tender your eligible options in this offer.
The tendering of eligible options pursuant to the offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of the eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.
The method of delivery of the election form is at the election and risk of the submitting holder. Delivery of the election form will be deemed made only when we actually receive it. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested. If a holder chooses to deliver by facsimile or email, we recommend that the holder confirm our receipt of the facsimile transmission or email by calling us at the telephone number listed on the front pages of this offer to purchase and on the election form itself. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of eligible options will be accepted.
If you elect to participate in this offer, all of your eligible options must be tendered pursuant to the offer. You are not permitted to tender only some of your options and retain others.
All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered eligible options will be determined by us in our discretion, and our determination will be final and binding. We reserve the right to reject any and all election forms that we determine in our discretion are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any defect or irregularity in the election form of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. However, if we waive a condition, it will be waived for all holders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification.
Acceptance of and Payment for the Eligible Options
Upon the terms and subject to the conditions of the offer and promptly after the completion of the offer, we will accept for cancellation and payment all eligible options that, subject to our right to extend, terminate or amend the offer, have not:
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expired before the expiration of this offer; or

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been properly withdrawn from this offer by you at or prior to 5:00 p.m., New York City time, on the expiration date; or

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been exercised by you before the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for cancellation and payment all eligible options validly tendered and not expired, exercised or properly withdrawn prior to the expiration date if, as and when we give oral or written notice of our acceptance of the eligible options.
Properly tendered eligible options accepted in accordance with the offer will be paid for promptly after the expiration date. The consummation of this offer is conditioned upon and is expected to occur simultaneously with the completion of the merger.

Withdrawal Rights
Validly tendered eligible options may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on the expiration date. If the offer is terminated without any eligible options being purchased, then all election forms received pursuant to this offer will be promptly destroyed or returned to the submitting option holders. In addition, if we have not accepted your tendered eligible options for exchange before 11:59 p.m., New York City time, on May 9, 2019, you may withdraw your tendered options any time thereafter.
For a withdrawal of validly tendered eligible options to be effective, a properly completed and duly executed notice of withdrawal must be received by us at or prior to 5:00 p.m., New York City time, on the expiration date at the address or the facsimile number or email address listed on the front pages of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. If we extend the offer beyond the expiration date, you may withdraw your validly tendered eligible options at any time until the extended expiration of the offer, unless previously accepted by us. We will accept a copy of your notice of withdrawal only by hand delivery, mail, facsimile or email (PDF).
Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination of these matters will be final and binding.
Withdrawals of previously tendered eligible options may not be rescinded and any eligible options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn eligible options may, however, be re–tendered by again following the procedures described above in “Procedures for Tendering Eligible Options” at any time at or prior to 5:00 p.m., New York City time, on the expiration date.
Withdrawals of tendered eligible options can only be accomplished in accordance with the foregoing procedures.
Extension, Amendment and Termination of the Offer
We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options tendered by publicly announcing the extension and giving oral or written notice of the extension to the option holders. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “Conditions.”
We may, at any time prior to the expiration date, terminate, postpone, or amend the offer. To postpone acceptance or cancellation of eligible options, we must announce the postponement and give oral or written notice of the postponement to the holders of eligible options. Notwithstanding the foregoing, we will pay the consideration offered or return tendered eligible options promptly after termination or withdrawal of the offer.
Subject to applicable law, we further reserve the right, in our discretion, and regardless of whether any of the conditions specified above in “Conditions” has occurred or is deemed by us to have occurred, to amend the terms of the offer in any respect.
As long as we comply with all applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the extension must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to holders of eligible options in a manner reasonably designed to inform option holders of the change, which may include the issuance of a press release.
If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your eligible options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.
If the merger agreement is terminated, we will terminate this offer and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to acquire our common stock under the same terms, conditions and stock option plans as applied before the offer.
We do not expect to terminate the offer prior to the expiration date for any reason other than because the merger agreement has been terminated. If we terminate the offer prior to the expiration as set forth in the foregoing sentence, we will promptly notify each holder of eligible options who has elected to participate in the offer of such termination, and we will promptly return or destroy each election form.
Source and Amount of Funds
As of March 15, 2019, there were outstanding eligible options to acquire 3,047,750 shares of our common stock. Based upon this amount and assuming all of the holders of these eligible options elect to participate in the offer and tender these options subject to the offer, the maximum aggregate amount of funds that will be required in order for us to pay the total aggregate consideration of the offer will be approximately $2,332,695, including estimated fees and expenses of approximately $25,000 relating to the offer. We expect to obtain these funds from our cash on hand at or immediately prior to the merger.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options
Our executive officers and directors are eligible to participate in the offer. If the merger is completed, we will purchase their tendered eligible options on the same terms offered to any other holder of eligible options. However, our executive officers and directors have agreed to terminate each of their eligible options with an exercise price in excess of  $2.45 without compensation. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of March 15, 2019, such persons, as a group, beneficially owned a total of 1,642,000 eligible options under the 2003 Equity Incentive Plan, 2011 Equity Incentive Plan, 2018 Equity Incentive Plan and inducement stock option agreements, which represented approximately 53.9% of all eligible options outstanding as of that date.
The following table sets forth information as of March 15, 2019, regarding the number of eligible options held individually by our directors and executive officers.
Name	Position	Eligible Options
Executive Officers
Thomas M. Patton	President and Chief Executive Officer	810,000
Jeffery A. Baird	Chief Financial Officer	175,000
John K. Gamelin	Vice President of Research and Development	216,000
Paul B. Benni	Chief Scientific Officer	151,000
Non-Employee Directors
Alan Milinazzo	Director	45,000
Paul Molloy	Director	45,000
Gregory Rainey	Director	45,000
James Thomas	Director	45,000
Kathleen Tune	Director	45,000
Kenneth Weisshaar	Director	65,000

Neither we nor any of our directors or executive officers engaged in transactions involving the eligible options during the 60 days prior to the commencement of the offer, other than their entry into voting agreements as described in “The Special Meeting — Voting Agreements” in our definitive proxy statement regarding the merger agreement, and an agreement whereby they have agreed to terminate each of their eligible options with an exercise price in excess of  $2.45 without compensation.
For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see “Proposal 1: Adoption of the Merger Agreement - Interests of Certain Persons in the Merger” in our definitive proxy statement regarding the merger agreement and our other filings with the SEC that are referred to in this offer to purchase. See “Available Information.” In addition, except as otherwise described or referred to above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer
All eligible options that we purchase in connection with the offer will be cancelled. Concurrently with the consummation of the merger, we will account for the payments made to option holders in connection with the offer as compensation expense in our income statement for the period ended immediately prior to the closing of the merger.
Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the eligible options as described in the offer or the payment for tendered eligible options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered to us. We may not be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered eligible options for cancellation and payment is subject to the conditions described in “Conditions.”
Fees and Expenses
We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer. Our directors, officers and employees, who will not be specifically compensated for such services, may contact holders by mail, telephone, facsimile, email and in person regarding the offer.
Appraisal Rights
Holders of eligible options do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware in connection with the offer. Option holders who exercise their eligible options prior to the consummation of the merger may be entitled to seek appraisal rights with respect to the shares acquired upon such option exercise under Section 262 of the General Corporation Law of the State of Delaware. You should read Annex D of the Merger Proxy Statement and the section thereof entitled “Appraisal Rights.”
Issuer Information
The address of the Company’s principal executive offices is 44 East Industrial Road, Branford, Connecticut 06405. Its telephone number is (203) 488-6056.

Market and Trading Information
There is no established trading market for the eligible options. However, our common stock is currently listed for quotation on Nasdaq under the symbol “CASM.” The following table sets forth the high and low prices for shares of our common stock, as reported by Nasdaq, for the periods listed.
Common Stock Price ($)	High	Low
Fiscal 2017
First Quarter ended March 31	$1.75	$1.38
Second Quarter ended June 30	$1.50	$0.80
Third Quarter ended September 30	$1.28	$0.84
Fourth Quarter ended December 31	$0.99	$0.59
Fiscal 2018
First Quarter ended March 31	$1.35	$0.73
Second Quarter ended June 30	$2.06	$1.06
Third Quarter ended September 30	$2.70	$1.74
Fourth Quarter ended December 31	$2.39	$1.33
On March 14, 2019, the closing sale price for our common stock as reported on the Nasdaq was $2.43 per share. You are urged to obtain current market quotations for our common stock before making any decision with respect to the offer.
Miscellaneous
We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in Item 11 with respect to information concerning us.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

THE MERGER
General
We are making this offer in connection with our proposed merger of Merger Sub with and into us. Pursuant to the merger agreement, dated February 11, 2019, our stockholders at the time of the merger, other than those stockholders who have perfected appraisal rights, will receive $2.45 in cash for each share of our common stock that they own. As a result of this merger, we will be a wholly owned subsidiary of Edwards and all shares of our common stock outstanding before the consummation of the merger will be cancelled.
Conditions to Consummation of the Merger
The merger agreement requires that each party’s obligations pursuant to the merger agreement are subject to the satisfaction or (to the extent permitted by law) waiver by CASMED or Edwards at or prior to the effective time of the merger agreement of the following conditions:
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CASMED shall have obtained the approval of the merger agreement from the holders of a majority of the aggregate voting power of the outstanding shares of CASMED’s common stock and CASMED’s Series A Convertible Preferred Stock and the Series A Exchangeable Preferred Stock, voting together as a single class, the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class, and the holders of a majority of the outstanding shares of Series A Exchangeable Preferred Stock, voting separately as a class;

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any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the merger shall have expired or termination thereof shall have been granted and any authorization or consent from a governmental authority required to be obtained with respect to the merger under any antitrust law as set forth on CASMED’s disclosure letter shall have been obtained and shall remain in full force and effect; and

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no governmental authority of competent jurisdiction shall have issued or entered any order after the date of the merger agreement, and no law shall have been enacted or promulgated after the date of the merger agreement, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

Pursuant to the merger agreement, the obligations of Edwards and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or (to the extent permitted by law) waiver by Edwards at or prior to the effective time of the merger agreement of the following additional conditions:
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the representations and warranties of CASMED with respect to certain capital structure representations, authorization, the requisite company vote, conflicts with CASMED’s or any subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents), lack of a Company Material Adverse Effect (as defined in the merger agreement), takeover statutes, brokers and the opinion of William Blair shall be true and correct in all respects (except with respect to certain capital structure representations for any de minimis inaccuracy) both as of the date of the merger agreement and as of the effective time of the merger as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date);

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the representations and warranties of CASMED with respect to organization and qualification and certain other capital structure representations (without giving effect to any materiality qualifiers therein) shall be true and correct in all material respects both as of the date of the merger agreement and as of the effective time of the merger agreement as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be true and correct as of such specified date);

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the other representations and warranties of CASMED contained in the merger agreement (without giving effect to any materiality or similar qualifiers contained therein) shall be true and correct both as of the date of the merger agreement and as of the effective time of the merger as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

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CASMED shall have performed or complied in all material respects with its obligations required under the merger agreement to be performed or complied with on or prior to the effective time of the merger;

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since the date of the merger agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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Edwards shall have received a certificate signed by an executive officer of CASMED certifying certain matters as required by the merger agreement;

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CASMED shall obtain and deliver to Edwards on or prior to the closing date of the merger agreement, a copy of any necessary consent or agreement from each holder of an option to purchase shares of CASMED common stock to effectuate the requirements of the merger agreement, in form and substance reasonably acceptable to Edwards, with respect to each option, in each case, executed by CASMED and the holder of such option, such that as of the effective time of the merger agreement, there shall be no outstanding options;

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all warrants shall have been exercised for shares of CASMED’s common stock or terminated, such that as of the effective time of the merger agreement, there shall be no outstanding warrants;

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CASMED shall obtain and deliver to Edwards on or prior to the closing date, a copy of any necessary consent or other instrument from each of the holders of CASMED preferred stock to effectuate the conversion of all of the shares of CASMED’s preferred stock into shares of common stock in accordance with the terms of CASMED’s certificate of incorporation, in form and substance reasonably acceptable to Edwards, such that immediately prior to the effective time of the merger there shall be no outstanding shares of CASMED’s preferred stock; and

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there shall not be any pending proceeding in a U.S. federal district court by any governmental authority against Merger Sub, Edwards, CASMED or any of their respective subsidiaries or affiliates seeking to restrain or prohibit Edwards or Merger Sub or any of their respective affiliates from retaining any portion of Edwards’ or Merger Sub’s or such affiliates’ assets or to restrain or prohibit Edwards or Merger Sub from acquiring any material portion of CASMED’s or any of its subsidiaries’ businesses or assets, or to compel Edwards or Merger Sub or their respective subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of CASMED, Edwards or their respective subsidiaries or affiliates in connection with the merger; challenging, seeking to restrain or prohibit the merger or the other transactions contemplated by the merger agreement or seeking to obtain from CASMED, Edwards or Merger Sub or their respective affiliates any material damages or other remedy in connection with the merger; seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to consummate the merger or other transactions contemplated by the merger agreement; or seeking to impose limitations on the ability of Merger Sub or Edwards to exercise full rights of ownership of the shares of CASMED’s common stock.

Pursuant to the merger agreement, the obligations of CASMED to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or (to the extent permitted by law) waiver by CASMED at or prior to the effective time of the merger agreement of the following additional conditions:
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each of the representations and warranties of Edwards and Merger Sub contained in the merger agreement (without giving effect to any materiality or similar qualifiers contained therein) shall be true and correct as of the effective time of the merger agreement as though made on and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Edwards or any of its subsidiaries;

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Edwards and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under the merger agreement to be performed or complied with on or prior to the effective time of the merger agreement; and

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CASMED shall have received a certificate signed by an executive officer of Edwards certifying as to certain matters as required by the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following describes the material U.S. federal income tax consequences of the offer to individuals who were granted their eligible options in connection with the performance of services. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your eligible options, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.
Consequences to option holders who tender their eligible options in the offer:   If you tender your eligible options in the offer and your eligible options are accepted for cancellation, you will have ordinary compensation income per share subject to an eligible option equal to the greater of  (i) the amount, if any, by which $2.45 exceeds the exercise price of your eligible options, or (ii) $0.10.
If you received your options in connection with your employment by us or any affiliate, the amount payable to you in the offer will be subject to U.S. federal, and possibly also state and local, income and employment tax withholding.
Consequences to option holders who do not tender their eligible options in the offer:   If you do not tender your eligible options in the offer, you will not have any current tax consequences as a result of the offer.
INFORMATION REGARDING MERGER PROXY STATEMENT
In connection with our solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, we have filed a definitive proxy statement with the SEC. We are enclosing a copy of the definitive proxy statement with this offer to purchase. You may also obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from our website at www.fore-sight.com or the SEC’s website at www.sec.gov. You may also obtain a free copy of the definitive proxy statement and other documents by directing a request by mail, telephone or email to CAS Medical Systems, Inc., 44 East Industrial Road, Branford, Connecticut 06405, Telephone: (203) 488-6056, Attention: Jeffery A. Baird, Chief Financial Officer, Email: jbaird@casmed.com; Facsimile: (203) 315-6381.
AS IN ALL PROXY MATTERS, THE MERGER PROXY STATEMENT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER. YOU ARE URGED TO READ THE MERGER PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
We and our directors, executive officers, and members of management may be deemed to be “participants” in the solicitation of proxies from our stockholders in favor of the merger agreement. Information regarding the persons who may be considered “participants” in the solicitation of proxies and their direct and indirect interests in the merger is set forth in the Merger Proxy Statement referenced above.

AVAILABLE INFORMATION
This offer to purchase is a part of a Tender Offer Statement on Schedule TO, which we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your eligible options.
We also file annual, quarterly and special reports, proxy statements, including the proxy statement that will be mailed to our stockholders in connection with the special meeting to be held to vote upon adoption of the merger agreement, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1–800–SEC–0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including CASMED, that file electronically with the SEC.
Additional information concerning CASMED may be found in the following documents filed by us with the SEC under the Exchange Act:
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Annual Report on Form 10-K for the year ended December 31, 2017, filed March 26, 2018;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed May 10, 2018, August 2, 2018 and October 31, 2018, respectively;

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Current Reports on Form 8-K filed January 29, 2018, May 8, 2018, June 22, 2018, February 12, 2019 and March 12, 2019;

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Proxy Statement on Schedule 14A filed April 26, 2018;

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Definitive Merger Proxy Statement on Schedule 14A filed March 13, 2019; and

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Tender Offer Statement on Schedule TO filed March 15, 2019.

SCHEDULE A
CAS MEDICAL SYSTEMS, INC.
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
Name	Position
Thomas M. Patton	Director, President and Chief Executive Officer
Jeffery A. Baird	Chief Financial Officer
John K. Gamelin	Vice President of Research and Development
Paul B. Benni	Chief Scientific Officer
Alan Milinazzo	Director
Paul Molloy	Director
Gregory Rainey	Director
James Thomas	Director
Kathleen Tune	Director
Kenneth Weisshaar	Director
The business address and telephone number of each of the above executive officers and directors is c/o CAS Medical Systems, Inc., 44 East Industrial Road, Branford, Connecticut 06405, Telephone: (203) 488-6056.